Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record First Quarter Performance; Loan Growth of 5% and Revenue Growth of 9% Contribute to 32% Increase in Net Income to $26.5 Million

Warsaw, Indiana (April 27, 2026) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $26.5 million for the three months ended March 31, 2026, which represents an increase of $6.4 million, or 32%, compared to net income of $20.1 million for the three months ended March 31, 2025. Diluted earnings per share of $1.04 for the first quarter of 2026 also represents a record first quarter performance and increased $0.26, or 33%, compared to $0.78 for the first quarter of 2025. On a linked quarter basis, net income decreased $3.4 million, or 11%, from $29.9 million. Diluted earnings per share decreased $0.12, or 10%, from $1.16 on a linked quarter basis.

Pretax pre-provision earnings, which is a non-GAAP measure, were $34.6 million for the three months ended March 31, 2026, an increase of $3.5 million, or 11%, compared to $31.0 million for the three months ended March 31, 2025. On a linked quarter basis, pretax pre-provision earnings declined by $1.8 million, or 5%, from $36.4 million.

"We started 2026 with robust, record net income for the second consecutive quarter and high single-digit revenue growth on a year-over-year basis," noted David M. Findlay, Chairman and CEO. "Our record profitability in the first quarter was driven by healthy loan growth, strong net interest margin expansion, and across-the-board growth in fee based revenue. We entered 2026 with a focus of expanding existing client relationships and increasing market share growth opportunities and the Lake City Bank team delivered great results on the revenue generating front. It was a terrific start to 2026."

Quarterly Financial Performance

First Quarter 2026 versus First Quarter 2025 highlights:
•Return on average equity improved to 13.89%, compared to 11.70%
•Return on average assets improved to 1.52%, compared to 1.20%
•Tangible book value per share grew by $2.84, or 11%, to $29.69
•Average loans grew by $255.0 million, or 5%, to $5.44 billion
•Average deposits grew by $180.8 million, or 3%, to $6.06 billion
•Net interest margin improved 9 basis points to 3.49% versus 3.40%
•Net interest income increased by $3.9 million, or 7%
•Noninterest income increased by $2.0 million, or 18%
•Watch list loans as a percentage of total loans improved to 3.33% from 4.13%
•Nonaccrual loans declined to $20.9 million, compared to $57.4 million
•Common dividend per share increased to $0.52, or 4%, compared to $0.50
•Repurchased 336,853 shares at a weighted average per share price of $56.99, compared to zero shares
•Common equity tier 1 capital ratio of 14.45%, compared to 14.51%
•Total risk-based capital ratio of 15.58%, compared to 15.77%
•Tangible capital ratio improved to 10.53%, compared to 10.09%
•Tangible common equity improved by $54.5 million, or 8%

First Quarter 2026 versus Fourth Quarter 2025 highlights:
•Return on average equity of 13.89%, compared to 15.59%
•Return on average assets of 1.52%, compared to 1.70%
•Average loans improved by $169.2 million, or 3%, to $5.44 billion
•Net interest margin improved by 1 basis point to 3.49% versus 3.48%
•Noninterest income increased by $330,000, or 3%

•Watch list loans as a percentage of total loans improved to 3.33% from 3.42%
•Repurchased 336,853 shares at a weighted average per share price of $56.99, compared to 307,590 shares at $58.23
•Common equity tier 1 capital ratio decreased to 14.45%, compared to 14.77%
•Total risk-based capital ratio decreased to 15.58%, compared to 15.92%
•Tangible capital ratio decreased to 10.53%, compared to 10.86%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.58% at March 31, 2026, compared to 15.77% at March 31, 2025 and 15.92% at December 31, 2025. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 10.53% at March 31, 2026, compared to 10.09% at March 31, 2025 and 10.86% at December 31, 2025. Unrealized losses from available-for-sale investment securities were $154.5 million at March 31, 2026, compared to $188.3 million at March 31, 2025 and $143.3 million at December 31, 2025. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 12.20% at March 31, 2026, compared to 12.19% at March 31, 2025, and 12.45% at December 31, 2025.

The company utilized its share repurchase program to repurchase 336,853 shares of its common stock at a weighted average price per share of $56.99 during the first quarter of 2026. The aggregate purchase price of these repurchases was $19.2 million. The current program, as amended on March 5, 2026, authorizes the company to repurchase up to $60.0 million in aggregate purchase price of the company's common stock through April 30, 2027. The company has repurchased a total of 674,743 shares at a weighted average purchase price of $57.51 under the current program and has $21.2 million in remaining repurchase authority as of March 31, 2026.

As announced on April 14, 2026, the board of directors approved a cash dividend for the first quarter of $0.52 per share, payable on May 5, 2026, to shareholders of record as of April 25, 2026. The first quarter dividend per share represents a 4% increase from the $0.50 dividend per share paid for the first quarter of 2025.

Kristin L. Pruitt, President, commented, "We continue to operate with strong levels of capital to support our organic loan growth strategy and cash dividend return to shareholders, which increased by 4% in 2026. In addition, we opportunistically repurchased 3% of our year-end outstanding common stock during the last two quarters, reflecting our confidence in our continued ability to generate future shareholder value."

Net Interest Margin

Net interest margin was 3.49% for the first quarter of 2026, representing a 9 basis point increase from 3.40% for the first quarter of 2025. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 25 basis points from 2.37% for the first quarter of 2025 to 2.12% for the first quarter of 2026. Offsetting the decrease in funding costs was a decrease to earning asset yields of 16 basis points from 5.77% for the first quarter of 2025 to 5.61% for the first quarter of 2026. The easing of monetary policy by the Federal Reserve Bank through the duration of 2025 favorably impacted net interest margin as the reduction in deposit pricing outpaced the decline in earning asset yields. The cumulative loan beta for the current rate-easing cycle that began in September 2024 is 33% compared to the deposit beta of 47% during this period and has resulted in net interest margin expansion that has benefited net interest income.

Net interest margin expanded by 1 basis point to 3.49% for the first quarter of 2026, compared to 3.48% for the linked fourth quarter of 2025. Average earning asset yields decreased by 7 basis points from 5.68% to 5.61% on a linked quarter basis and interest expense as a percentage of average earning assets decreased 8 basis points from 2.20% to 2.12%. The linked fourth quarter cost of funds was impacted by seasonal public funds deposits in higher priced deposit products.

Net interest income was $56.8 million for the first quarter of 2026, representing an increase of $3.9 million, or 7%, as compared to the first quarter of 2025. On a linked quarter basis, net interest income decreased $420,000, or 1%, from $57.2 million for the fourth quarter of 2025.

"We are pleased to report 3.49% net interest margin for the first quarter of 2026, which reflects margin expansion of 9 basis points as compared to the first quarter of 2025. Our cost of deposits has repriced quicker than loans following the three rate cuts by the Federal Reserve Bank in September, November and December of 2025 totaling 75 basis points," stated Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "We believe that our neutral interest rate position provides flexibility in the current interest rate environment."
Loan Portfolio

Average total loans of $5.44 billion in the first quarter of 2026 increased $255.0 million, or 5%, from $5.19 billion for the first quarter of 2025, and increased $169.2 million, or 3%, from $5.27 billion for the fourth quarter of 2025.

Total loans, net of deferred loan fees, increased by $250.3 million, or 5%, from $5.23 billion as of March 31, 2025, to $5.48 billion as of March 31, 2026. The growth in loans was driven by increases in both the commercial and consumer segments of the portfolio, with increases to commercial real estate and multi-family residential loans of $119.5 million, or 5%, commercial and industrial loan portfolio of $55.2 million, or 4%, consumer 1-4 family mortgage loans of $70.6 million, or 14%, and other consumer loans of $13.9 million, or 14%. Agri-business and agricultural loans declined $9.7 million, or 3%, due to seasonal fluctuations inherent in the portfolio. On a linked quarter basis, total loans increased by $98.0 million, or 2%, from $5.38 billion at December 31, 2025. The linked quarter increase was driven by growth in both the commercial and consumer segments of the portfolio, with increases to commercial real estate and multi-family residential loans of $73.8 million, or 3%, total commercial and industrial loans of $25.1 million, or 2%, and consumer 1-4 family mortgage loans of $33.6 million, or 6%. Agri-business and agricultural loans declined by $32.8 million, or 8%.

Commercial loan originations for the first quarter were approximately $478.0 million and were offset by approximately $414.0 million in loan pay downs. Line of credit usage increased to 45% as of March 31, 2026, from 43% at March 31, 2025, and 44% at December 31, 2025. Total available lines of credit expanded by $186.0 million, or 4%, as compared to a year ago, and line usage increased by $180.0 million, or 9%, over that period.
"We continued to experience healthy organic loan growth and are laser-focused on our strategy to increase market share in our commercial banking business," commented Findlay. "The growth in our commercial and consumer loan portfolios reflects our continued investment in human capital with additional bankers and physical capital with strategic branch expansion in our footprint. We are encouraged that commercial line utilization continues to grow and has reached 45% in the quarter. We are also encouraged by the commercial loan pipeline as we move into the second quarter. The double-digit loan growth generated by our consumer lending teams is also contributing to our overall loan growth."
Diversified Deposit Base

The bank's diversified deposit base has grown on a year-over-year basis and core deposits, which exclude brokered deposits, represented 94% of total deposits.

(in thousands)	March 31, 2026		December 31, 2025		March 31, 2025
Retail	$1,800,420	29.1%	$1,763,452	29.5%	$1,787,992	30.0%
Commercial	2,136,404	34.5	2,179,999	36.5	2,336,910	39.2
Public funds	1,877,855	30.3	1,979,327	33.2	1,709,883	28.7
Core deposits	5,814,679	93.9	5,922,778	99.2	5,834,785	97.9
Brokered deposits	375,581	6.1	50,572	0.8	125,409	2.1
Total	$6,190,260	100.0%	$5,973,350	100.0%	$5,960,194	100.0%

Total deposits increased $230.1 million, or 4%, from $5.96 billion as of March 31, 2025, to $6.19 billion as of March 31, 2026. The increase in total deposits was driven by an increase in brokered deposits of $250.2 million, or 199%. Core deposits decreased by $20.1 million, or less than 1%. Public funds deposits grew annually by $168.0 million, or 10%, to $1.88 billion. Public funds deposits as a percentage of total deposits were 30%, up from 29% a year ago. Growth in public funds was positively impacted by the addition of new public funds customers in the Lake City Bank footprint, including their operating accounts. Retail deposits expanded by $12.4 million, or 1%, to $1.80 billion. Commercial deposits contracted by $200.5 million, or 9%, to $2.14 billion.

On a linked quarter basis, total deposits increased $216.9 million, or 4%, from $5.97 billion at December 31, 2025, to $6.19 billion at March 31, 2026. Core deposits decreased by $108.1 million, or 2%, while brokered deposits increased by $325.0 million. The linked quarter reduction in core deposits was driven primarily by a seasonal reduction in public funds of $101.5 million, or 5%. Additionally, commercial deposits decreased by $43.6 million, or 2%. Retail deposits grew by $37.0 million, or 2%.

Average total deposits were $6.06 billion for the first quarter of 2026, an increase of $180.8 million, or 3%, from $5.87 billion for the first quarter of 2025. Average interest-bearing deposits drove the increase in average total deposits and increased by $204.6 million, or 4%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $200.2 million, or 6%. Average noninterest-bearing demand deposits decreased by $23.8 million, or 2%, to $1.23 billion.

On a linked quarter basis, average total deposits decreased by $100.0 million, or 2%, from $6.16 billion for the fourth quarter of 2025 to $6.06 billion for the first quarter of 2026. Average interest-bearing deposits drove the decrease in total average deposits, which declined by $62.5 million, or 1%. Interest bearing checking accounts declined by $163.5 million, or 4%, and were offset by growth in total average time deposits of $94.0 million, or 12%. Average noninterest bearing demand deposits decreased by $37.5 million, or 3%.

Checking account growth as of March 31, 2026, compared to March 31, 2025, includes growth of $259.1 million, or 17%, in aggregate public fund checking account balances and growth of $6.2 million, or 1%, in aggregate retail checking account balances. Aggregate commercial checking account balances declined by $239.7 million, or 11%. The number of accounts grew for all three segments, with growth of 7% for public funds accounts, 2% for commercial accounts and 1% for retail accounts.

"Our deposit base continues to be well-diversified and stable, with core deposits representing 94% of total deposits. Our strong loan growth during the quarter outpaced deposit growth and resulted in increased utilization of brokered funding currently at 6% of total deposits," noted O'Neill. "While we did experience some one-time commercial outflows during the quarter, our checking accounts for all three segments continue to grow annually. Core deposit growth is a focus for Lake City Bank and a driver of our continued branch expansion initiatives in our Indiana footprint."

Asset Quality

The company recorded a provision for credit losses of $2.0 million in the first quarter of 2026, compared to $6.8 million in the first quarter of 2025 and none for the linked fourth quarter of 2025.

The allowance for credit loss reserve to total loans was 1.26% at March 31, 2026, down from 1.77% at March 31, 2025, and 1.28% at December 31, 2025. The decrease in allowance coverage compared to the prior year was primarily driven by the previously disclosed commercial net charge off in 2025. The company recorded net charge offs of $2.1 million in the first quarter of 2026, compared to net charge offs of $327,000 in the first quarter of 2025 and net recoveries of $827,000 during the linked fourth quarter of 2025. Annualized net charge offs (recoveries) to average loans were 0.16% for the first quarter of 2026, compared to 0.03% for the first quarter of 2025 and (0.06)% for the linked fourth quarter of 2025.

Nonperforming assets decreased by $36.9 million, or 64%, to $20.9 million as of March 31, 2026, versus $57.9 million as of March 31, 2025. On a linked quarter basis, nonperforming assets were unchanged. The ratio of nonperforming assets to total assets at March 31, 2026, decreased to 0.30% from 0.84% at March 31, 2025. The ratio was unchanged at 0.30% when compared to December 31, 2025.

Total individually analyzed and watch list loans decreased by $33.3 million, or 15%, to $182.3 million as of March 31, 2026, versus $215.6 million as of March 31, 2025. On a linked quarter basis, total individually analyzed and watch list loans decreased by $1.7 million, or 1%, from $184.0 million at December 31, 2025. Watch list loans as a percentage of total loans were 3.33% at March 31, 2026, an 80 basis point decrease compared to 4.13% at March 31, 2025, and a 9 basis point decrease compared to 3.42% at December 31, 2025.

"We are pleased to report continued stable asset quality at Lake City Bank, commented Findlay. "Watch list loans have declined since year end and our asset quality metrics reflect our confidence in the strength of the portfolio. Our borrowers continue to manage through the uncertainty of the current economic environment, and we are encouraged by overall portfolio performance."

Investment Portfolio Overview

Total investment securities were $1.16 billion at March 31, 2026, reflecting an increase of $27.8 million, or 2%, as compared to $1.13 billion at March 31, 2025. Investment securities represented 16% of total assets on March 31, 2026, down from 17% at March 31, 2025, and December 31, 2025. The company anticipates receiving principal and interest cash flows of approximately $88.2 million during the remainder of 2026 from the investment securities portfolio and plans to use that liquidity to fund loan growth as well as reinvestments to the investment securities portfolio. Tax equivalent adjusted effective duration for the investment portfolio was 6.0 years at March 31, 2026, compared to 5.9 years at March 31, 2025, and December 31, 2025.

Noninterest Income

The company’s noninterest income increased $2.0 million, or 18%, to $12.9 million for the first quarter of 2026, compared to $10.9 million for the first quarter of 2025. Loan and service fees income increased $323,000, or 11%, driven by increased commercial loan fees. Wealth advisory fees increased $196,000, or 7%, driven by continued growth in customers and assets under management. Investment brokerage fees increased $72,000, or 16%, due to increased volume and commissions on product mix. Bank owned life insurance income increased $654,000, or 203%, from improved market performance of the bank's variable owned life insurance policies, which reflect returns in the equity markets, as well as incremental income from policies purchased in 2025. Interest rate swap fee income was $701,000 for the first quarter of 2026, which is borrower and market driven. Offsetting these increases was a decrease to other income of $128,000, or 15%, primarily driven by reduced limited partnership investment income.

Noninterest income for the first quarter of 2026 increased by $330,000, or 3%, on a linked quarter basis from $12.6 million during the fourth quarter of 2025. Loan and service fee income increased $222,000, or 7%, and wealth advisory fees increased $87,000, or 3%. Interest rate swap fee income increased $638,000. Offsetting these increases was a decrease in bank owned life insurance of $351,000, or 26%, from reduced general account income, due to the timing of when annual insurance costs are charged against certain policies.

"Noninterest income was 18% higher in the first quarter of 2026 as compared to 2025, and importantly, our fee-based revenue for the first quarter improved by 7% as compared to 2025," added Findlay. "We are pleased with the contribution of noninterest income to total revenue growth and it reflects the impact of our growing customer base in commercial, wealth advisory and retail areas of the bank."

Noninterest Expense

Noninterest expense increased $2.4 million, or 7%, to $35.2 million for the first quarter of 2026, compared to $32.8 million during the first quarter of 2025. Salaries and employee benefits expense increased by $2.4 million, or 13%, primarily the result of increased salaries and wages, performance-based incentive pay, and benefits expenses. Deferred variable compensation expense, which is offset by noninterest income recorded from the performance of the company's variable bank owned life insurance policies, contributed further to the increase. Net occupancy expense increased $124,000, or 6%, and equipment costs increased $82,000, or 6%, from the company's continued expansion and reinvestment into its physical branch network. Corporate and business development expense increased $87,000, or 6%, and FDIC insurance and other regulatory fees increased $73,000, or 9%. Offsetting these increases was a decrease in professional fees of $443,000, or 19%, driven by reduced technology implementation fees incurred during the quarter.

On a linked quarter basis, noninterest expense increased by $1.7 million, or 5%, from $33.4 million during the fourth quarter of 2025. Salaries and employee benefits expense increased by $414,000, or 2%. Net occupancy expense and equipment costs increased by $184,000 and $42,000, or 10% and 3%, respectively. Corporate and business development expense increased by $345,000, or 30%, from increased seasonal advertising and other annual corporate expenses. Other expense increased by $383,000, or 16%, primarily from semi-annual board of directors share grants that occur in the first and third quarters each year.

The company’s efficiency ratio was 50.4% for the first quarter of 2026, compared to 51.4% for the first quarter of 2025 and 47.9% for the linked fourth quarter of 2025.

"The growth in noninterest expense during the first quarter of 2026 reflects the continued investment in human capital and branch expansion to continue our organic growth plans," added Findlay. "The majority of our employee additions during the past year have been customer facing, revenue generating team members throughout our footprint with a focus on commercial lending, wealth advisory and private banking teams. We have two new branch locations under development in Indianapolis that will open in late 2026 or early 2027."

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $7.1 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 55 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of the company's operating environment or its plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; including any effects resulting from international government conflicts; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2026 FINANCIAL HIGHLIGHTS

	Three Months Ended
(unaudited – dollars in thousands, except per share data)	March 31,	December 31,	March 31,
END OF PERIOD BALANCES	2026	2025	2025
Assets	$7,083,680	$6,990,022	$6,851,178
Investments	1,160,608	1,185,270	1,132,854
Loans	5,473,358	5,375,349	5,223,221
Allowance for Credit Losses	68,914	68,995	92,433
Deposits	6,190,260	5,973,350	5,960,194
Brokered Deposits	375,581	50,572	125,409
Core Deposits (1)	5,814,679	5,922,778	5,834,785
Total Equity	748,993	762,492	694,509
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803
Tangible Common Equity (2)	745,190	758,689	690,706
Adjusted Tangible Common Equity (2)	880,296	885,298	854,585
AVERAGE BALANCES
Total Assets	$7,082,213	$6,993,954	$6,762,970
Earning Assets	6,729,394	6,641,584	6,430,804
Investments	1,190,278	1,175,389	1,136,404
Loans	5,440,876	5,271,687	5,185,918
Total Deposits	6,055,539	6,155,526	5,874,725
Interest Bearing Deposits	4,821,000	4,883,496	4,616,381
Interest Bearing Liabilities	5,004,623	4,893,050	4,716,465
Total Equity	772,946	760,954	696,053
INCOME STATEMENT DATA
Net Interest Income	$56,773	$57,193	$52,875
Net Interest Income-Fully Tax Equivalent	57,878	58,307	53,983
Provision for Credit Losses	2,000	0	6,800
Noninterest Income	12,933	12,603	10,928
Noninterest Expense	35,151	33,445	32,763
Net Income	26,478	29,906	20,085
Pretax Pre-Provision Earnings (2)	34,555	36,351	31,040
PER SHARE DATA
Basic Net Income Per Common Share	$1.04	$1.16	$0.78
Diluted Net Income Per Common Share	1.04	1.16	0.78
Cash Dividends Declared Per Common Share	0.52	0.50	0.50
Dividend Payout	50.00%	43.10%	64.10%
Book Value Per Common Share (equity per share issued)	$29.84	$30.02	$26.99
Tangible Book Value Per Common Share (2)	29.69	29.87	26.85
Market Value – High	$63.80	$65.43	$71.77
Market Value – Low	54.36	56.04	58.24
Basic Weighted Average Common Shares Outstanding	25,344,757	25,623,703	25,714,818
Diluted Weighted Average Common Shares Outstanding	25,493,920	25,770,280	25,802,865

	Three Months Ended
(unaudited – dollars in thousands, except per share data)	March 31,	December 31,	March 31,
KEY RATIOS	2026	2025	2025
Return on Average Assets	1.52%	1.70%	1.20%
Return on Average Total Equity	13.89	15.59	11.70
Average Equity to Average Assets	10.91	10.88	10.29
Net Interest Margin	3.49	3.48	3.40
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	50.43	47.92	51.35
Loans to Deposits	88.42	89.99	87.64
Investment Securities to Total Assets	16.38	16.96	16.54
Tier 1 Leverage (3)	12.20	12.39	12.30
Tier 1 Risk-Based Capital (3)	14.45	14.77	14.51
Common Equity Tier 1 (CET1) (3)	14.45	14.77	14.51
Total Capital (3)	15.58	15.92	15.77
Tangible Capital (2)	10.53	10.86	10.09
Adjusted Tangible Capital (2)	12.20	12.45	12.19
ASSET QUALITY
Loans Past Due 30 - 89 Days	$7,416	$2,320	$4,288
Loans Past Due 90 Days or More	7	7	7
Nonaccrual Loans	20,909	20,872	57,392
Nonperforming Loans	20,916	20,879	57,399
Other Real Estate Owned	0	0	284
Other Nonperforming Assets	22	47	193
Total Nonperforming Assets	20,938	20,926	57,876
Individually Analyzed Loans	43,160	43,024	81,346
Non-Individually Analyzed Watch List Loans	139,117	140,997	134,218
Total Individually Analyzed and Watch List Loans	182,277	184,021	215,564
Gross Charge Offs	2,196	221	508
Recoveries	115	1,048	181
Net Charge Offs/(Recoveries)	2,081	(827)	327
Net Charge Offs/(Recoveries) to Average Loans	0.16%	(0.06)%	0.03%
Credit Loss Reserve to Loans	1.26	1.28	1.77
Credit Loss Reserve to Nonperforming Loans	329.48	330.45	161.04
Nonperforming Loans to Loans	0.38	0.39	1.10
Nonperforming Assets to Assets	0.30	0.30	0.84
Total Individually Analyzed and Watch List Loans to Total Loans	3.33	3.42	4.13
OTHER DATA
Full Time Equivalent Employees	674	669	647
Offices	55	55	54

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for March 31, 2026 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash and due from banks	$65,698	$57,139
Short-term investments	85,626	84,179
Total cash and cash equivalents	151,324	141,318

Securities available-for-sale, at fair value	1,026,991	1,052,062
Securities held-to-maturity, at amortized cost (fair value of $114,241 and $117,510, respectively)	133,617	133,208
Real estate mortgage loans held-for-sale	1,086	2,707
Loans, net of allowance for credit losses of $68,914 and $68,995	5,404,444	5,306,354
Land, premises and equipment, net	68,761	65,542
Bank owned life insurance	130,710	129,978
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	29,703	28,997
Goodwill	4,970	4,970
Other assets	110,654	103,466
Total assets	$7,083,680	$6,990,022

LIABILITIES
Noninterest bearing deposits	$1,301,547	$1,221,327
Interest bearing deposits	4,888,713	4,752,023
Total deposits	6,190,260	5,973,350

Borrowings - Federal Home Loan Bank advances:
Short-term advance	50,000	170,000
Long-term advance	1,200	1,200
Other borrowings	17,000	13,000
Total borrowings	68,200	184,200

Accrued interest payable	8,591	8,868
Other liabilities	67,636	61,112
Total liabilities	6,334,687	6,227,530

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,062,063 shares issued and 24,929,650 outstanding as of March 31, 2026
26,023,644 shares issued and 25,219,634 outstanding as of December 31, 2025	137,929	136,965
Retained earnings	801,617	788,345
Accumulated other comprehensive income (loss)	(135,622)	(127,137)
Treasury stock at cost (1,132,413 shares as of March 31, 2026, 804,010 shares as of December 31, 2025)	(55,020)	(35,770)
Total stockholders’ equity	748,904	762,403
Noncontrolling interest	89	89
Total equity	748,993	762,492
Total liabilities and equity	$7,083,680	$6,990,022

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
NET INTEREST INCOME
Interest and fees on loans
Taxable	$83,111	$81,740
Tax exempt	279	292
Interest and dividends on securities
Taxable	3,841	3,389
Tax exempt	3,907	3,910
Other interest income	849	1,124
Total interest income	91,987	90,455

Interest on deposits	33,431	36,458
Interest on short-term borrowings	1,783	1,122
Total interest expense	35,214	37,580

NET INTEREST INCOME	56,773	52,875

Provision for credit losses	2,000	6,800

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	54,773	46,075

NONINTEREST INCOME
Wealth advisory fees	3,063	2,867
Investment brokerage fees	524	452
Service charges on deposit accounts	2,874	2,774
Loan and service fees	3,207	2,884
Merchant and interchange fee income	777	822
Bank owned life insurance income	976	322
Interest rate swap fee income	701	0
Mortgage banking income (loss)	81	(51)
Other income	730	858
Total noninterest income	12,933	10,928

NONINTEREST EXPENSE
Salaries and employee benefits	20,295	17,902
Net occupancy expense	2,104	1,980
Equipment costs	1,464	1,382
Data processing fees and supplies	4,259	4,265
Corporate and business development	1,493	1,406
FDIC insurance and other regulatory fees	873	800
Professional fees	1,937	2,380
Other expense	2,726	2,648
Total noninterest expense	35,151	32,763

INCOME BEFORE INCOME TAX EXPENSE	32,555	24,240
Income tax expense	6,077	4,155
NET INCOME	$26,478	$20,085

BASIC WEIGHTED AVERAGE COMMON SHARES	25,344,757	25,714,818

BASIC EARNINGS PER COMMON SHARE	$1.04	$0.78

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,493,920	25,802,865

DILUTED EARNINGS PER COMMON SHARE	$1.04	$0.78

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	March 31, 2026		December 31, 2025		March 31, 2025
Commercial and industrial loans:
Working capital lines of credit loans	$742,655	13.6%	$711,742	13.2%	$716,522	13.7%
Non-working capital loans	836,121	15.3	841,947	15.7	807,048	15.5
Total commercial and industrial loans	1,578,776	28.9	1,553,689	28.9	1,523,570	29.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	509,143	9.3	497,239	9.2	623,905	12.0
Owner occupied loans	807,813	14.8	807,335	15.0	804,933	15.4
Nonowner occupied loans	960,395	17.5	923,708	17.2	852,033	16.3
Multifamily loans	462,984	8.5	438,233	8.1	339,946	6.5
Total commercial real estate and multi-family residential loans	2,740,335	50.1	2,666,515	49.5	2,620,817	50.2

Agri-business and agricultural loans:
Loans secured by farmland	177,823	3.2	155,073	2.9	156,112	3.0
Loans for agricultural production	196,258	3.6	251,783	4.7	227,659	4.3
Total agri-business and agricultural loans	374,081	6.8	406,856	7.6	383,771	7.3

Other commercial loans	95,764	1.7	97,381	1.8	94,927	1.8
Total commercial loans	4,788,956	87.5	4,724,441	87.8	4,623,085	88.5

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	292,724	5.3	267,134	5.0	265,855	5.1
Open end and junior lien loans	263,600	4.8	251,185	4.7	217,981	4.2
Residential construction and land development loans	14,429	0.3	18,873	0.3	16,359	0.3
Total consumer 1-4 family mortgage loans	570,753	10.4	537,192	10.0	500,195	9.6

Other consumer loans	116,158	2.1	116,224	2.2	102,254	1.9
Total consumer loans	686,911	12.5	653,416	12.2	602,449	11.5
Subtotal	5,475,867	100.0%	5,377,857	100.0%	5,225,534	100.0%
Less: Allowance for credit losses	(68,914)		(68,995)		(92,433)
Net deferred loan fees	(2,509)		(2,508)		(2,313)
Loans, net	$5,404,444		$5,306,354		$5,130,788

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	March 31, 2026	December 31, 2025	March 31, 2025
Noninterest bearing demand deposits	$1,301,547	$1,221,327	$1,296,907
Savings and transaction accounts:
Savings deposits	291,355	285,834	293,768
Interest bearing demand deposits	3,649,409	3,715,463	3,554,310
Time deposits:
Deposits of $100,000 or more	746,168	549,381	602,577
Other time deposits	201,781	201,345	212,632
Total deposits	$6,190,260	$5,973,350	$5,960,194
FHLB advances and other borrowings	68,200	184,200	108,200
Total funding sources	$6,258,460	$6,157,550	$6,068,394

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended March 31, 2026			Three Months Ended December 31, 2025			Three Months Ended March 31, 2025
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,417,380	$83,111	6.22%	$5,245,483	$84,208	6.37%	$5,160,031	$81,740	6.42%
Tax exempt (1)	23,496	346	5.98	26,204	392	5.93	25,887	361	5.66
Investments: (1)
Securities	1,190,278	8,786	2.99	1,175,389	8,666	2.93	1,136,404	8,338	2.98
Short-term investments	2,701	21	3.15	2,752	24	3.46	2,964	28	3.83
Interest bearing deposits	95,539	828	3.51	191,756	1,832	3.79	105,518	1,096	4.21
Total earning assets	$6,729,394	$93,092	5.61%	$6,641,584	$95,122	5.68%	$6,430,804	$91,563	5.77%
Less: Allowance for credit losses	(68,944)			(68,391)			(87,477)
Nonearning Assets
Cash and due from banks	67,282			68,620			71,004
Premises and equipment	65,997			64,928			60,523
Other nonearning assets	288,484			287,213			288,116
Total assets	$7,082,213			$6,993,954			$6,762,970

Interest Bearing Liabilities
Savings deposits	$287,643	$41	0.06%	$280,620	$40	0.06%	$283,888	$42	0.06%
Interest bearing checking accounts	3,686,666	26,110	2.87	3,850,205	29,906	3.08	3,486,447	28,075	3.27
Time deposits:
In denominations under $100,000	201,974	1,548	3.11	203,083	1,635	3.19	212,934	1,832	3.49
In denominations over $100,000	644,717	5,732	3.61	549,588	5,136	3.71	633,112	6,509	4.17
Short-term borrowings	182,423	1,783	3.96	8,354	98	4.65	99,830	1,122	4.56
Long-term borrowings	1,200	0	0.00	1,200	0	0.00	254	0	0.00
Total interest bearing liabilities	$5,004,623	$35,214	2.85%	$4,893,050	$36,815	2.99%	$4,716,465	$37,580	3.23%
Noninterest Bearing Liabilities
Demand deposits	1,234,539			1,272,030			1,258,344
Other liabilities	70,105			67,920			92,108
Stockholders' Equity	772,946			760,954			696,053
Total liabilities and stockholders' equity	$7,082,213			$6,993,954			$6,762,970
Interest Margin Recap
Interest income/average earning assets		93,092	5.61%		95,122	5.68%		91,563	5.77%
Interest expense/average earning assets		35,214	2.12		36,815	2.20		37,580	2.37
Net interest income and margin		$57,878	3.49%		$58,307	3.48%		$53,983	3.40%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, in the three-month periods ended March 31, 2026, December 31, 2025, and March 31, 2025.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended March 31, 2026, December 31, 2025, and March 31, 2025, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Total Equity	$748,993	$762,492	$694,509
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Common Equity	745,190	758,689	690,706
Market Value Adjustment in AOCI	135,106	126,609	163,879
Adjusted Tangible Common Equity	880,296	885,298	854,585

Assets	$7,083,680	$6,990,022	$6,851,178
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Assets	7,079,877	6,986,219	6,847,375
Market Value Adjustment in AOCI	135,106	126,609	163,879
Adjusted Tangible Assets	7,214,983	7,112,828	7,011,254

Ending Common Shares Issued	25,098,219	25,396,653	25,727,393

Tangible Book Value Per Common Share	$29.69	$29.87	$26.85

Tangible Common Equity/Tangible Assets	10.53%	10.86%	10.09%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.20%	12.45%	12.19%

Net Interest Income	$56,773	$57,193	$52,875
Plus: Noninterest Income	12,933	12,603	10,928
Minus: Noninterest Expense	(35,151)	(33,445)	(32,763)
Pretax Pre-Provision Earnings	$34,555	$36,351	$31,040